                                      INDEX

                                                                            PAGE
                                                                            ----
Consolidated Financial Statements:

         Consolidated Balance Sheets                                         F-2

         Consolidated Statements of Operations                               F-4

         Consolidated Statement of Changes in Stockholders' Equity           F-5

         Consolidated Statements of Cash Flows                               F-7

Notes to Consolidated Financial Statements                                   F-8

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                          ============================

                                     ASSETS

                                                DECEMBER 31, 1995      MARCH 31, 1995
                                                -----------------      --------------
                                                   (UNAUDITED)
CURRENT ASSETS:
   Cash                                            $  173,085            $  649,708
   Trading securities                                    --                 403,126
   Accounts receivable:
      Trade                                            77,866                70,841
      VAT                                              84,277               140,576
      Related party                                      --                  99,293
   Prepaid expenses                                    15,122                70,357
   Other                                              116,199                13,338
                                                   ----------            ----------

      Total Current Assets                            466,549             1,447,239

INVESTMENT SECURITIES, held to maturity               113,904               145,215

PROPERTY AND EQUIPMENT, at cost, net                1,414,920             1,472,606

INVESTMENT IN VLC OF MICHIGAN, INC.                   100,000                  --

OTHER ASSETS                                          188,976               182,077
                                                   ----------            ----------

                                                   $2,284,349            $3,247,137
                                                   ==========            ==========

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                          ============================

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                 DECEMBER 31, 1995         MARCH 31, 1995
                                                                 -----------------         --------------
                                                                    (UNAUDITED)
CURRENT LIABILITIES:
   Bank overdraft protection                                       $     67,759             $     86,913
   Accounts payable, trade                                              520,907                  446,723
   Accounts payable, officers                                            31,297                  129,051
   Accrued expenses                                                     289,416                  178,681
   Note payable                                                         175,000                  175,000
   Current portion of long-term debt                                     60,220                  172,504
   Other liabilities                                                     91,320                     --
                                                                   ------------             ------------

      Total Current Liabilities                                       1,235,919                1,188,872

LONG-TERM DEBT, net of current portion                                  783,833                  535,584

MINORITY INTEREST                                                       603,914                  663,320
                                                                   ------------             ------------

      Total Liabilities                                               2,623,666                2,387,776
                                                                   ------------             ------------

COMMITMENTS AND CONTINGENCIES:

REDEEMABLE COMMON STOCK:
   $.005 par value, 6,000 and 25,640 shares
          authorized, issued and outstanding                                 20                      128
   Additional paid-in capital                                            20,240                  277,649
                                                                   ------------             ------------

      Total Redeemable Common Stock                                      20,260                  277,777
                                                                   ------------             ------------

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock, 15,000,000 shares, $.001 par value,
     authorized; none issued                                               --                       --

   Common stock, 15,000,000 shares, $.005 par value
     authorized; 2,646,106 and 1,408,710 issued
     and outstanding                                                     13,231                    7,044
   Additional paid-in capital                                        13,513,796               11,774,285
   Accumulated (deficit)                                            (14,160,572)             (11,432,110)
   Foreign currency adjustment                                          273,968                  232,365
                                                                   ------------             ------------

      Total Stockholders' (Deficit) Equity                             (359,577)                 581,584
                                                                   ------------             ------------

                                                                   $  2,284,349             $  3,247,137
                                                                   ============             ============

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              FOR THE PERIODS ENDED

                          ============================

                                                                                               RESTATED                 RESTATED
                                            THREE MONTHS ENDED      NINE MONTHS ENDED     THREE MONTHS ENDED       NINE MONTHS ENDED
                                             DECEMBER 31, 1995      DECEMBER 31, 1995      DECEMBER 31, 1994       DECEMBER 31, 1994
                                            ------------------      -----------------     ------------------       -----------------
                                                (UNAUDITED)            (UNAUDITED)            (UNAUDITED)             (UNAUDITED)
REVENUES                                       $   472,647             $ 1,405,975            $   346,127             $   866,050
                                               -----------             -----------            -----------             -----------

COSTS AND EXPENSES:
   Cost of revenues                                245,220                 680,075                104,978                 337,827
   General and administrative                    1,030,264               3,108,726                587,638               1,367,379
   Loss on sale of securities                         --                   152,496                   --                      --
   Depreciation and amortization                    66,648                 167,367                188,498                 517,781
                                               -----------             -----------            -----------             -----------

      Total Costs and Expenses                   1,342,132               4,108,664                881,114               2,222,987
                                               -----------             -----------            -----------             -----------

OTHER (INCOME) EXPENSE:
   Unrealized (gain) loss on trading
      securities                                      --                      --                  (69,260)                (48,981)
   Legal settlement                                   --                      --                     --                   189,418
   Interest expense                                 36,485                  80,511                  5,648                  10,238
   Other                                             4,174                 (22,316)               (27,515)                (27,515)
                                               -----------             -----------            -----------             -----------

                                                    40,659                  58,195                (91,127)                123,160
                                               -----------             -----------            -----------             -----------

(LOSS) FROM OPERATIONS                            (910,144)             (2,760,884)              (443,860)             (1,480,097)

EQUITY INVESTEE GAINS (LOSSES)                        --                      --                  340,307                 303,727
                                               -----------             -----------            -----------             -----------

(LOSS) BEFORE MINORITY INTEREST
   LOSSES                                         (910,144)             (2,760,884)              (103,553)             (1,176,370)

MINORITY INTEREST LOSSES                            24,271                  32,422               (335,421)                137,876
                                               -----------             -----------            -----------             -----------

NET (LOSS)                                     $  (885,873)            $(2,728,462)           $  (438,974)            $(1,038,494)
                                               ===========             ===========            ===========             ===========

NET (LOSS) PER COMMON SHARE                    $      (.52)            $     (1.81)           $      (.06)            $      (.16)
                                               ===========             ===========            ===========             ===========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                             1,713,472               1,508,814              7,455,801               6,598,255
                                               ===========             ===========            ===========             ===========

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                          ============================

                                         COMMON STOCK     SUBSCRIBED STOCK      ADDITIONAL    FOREIGN
                                       ---------------   ------------------      PAID-IN      CURRENCY   ACCUMULATED
                                        NUMBER  AMOUNT    NUMBER     AMOUNT      CAPITAL     ADJUSTMENT   (DEFICIT)       TOTAL
                                       -------  ------   -------   ---------    ----------   ----------  -----------   ----------
Balance, December 31, 1993             134,934  $  675      --     $     --     $   45,243     $  --      $ (3,987)    $   41,931

February 25, 1994 stock
  dividend                               4,800      24      --           --            (24)       --          --             --

Regulation S private placement
  net of offering costs of
  $351,219, common stock issued
  for $10.00 per share                 200,000   1,000      --           --      1,647,781        --          --        1,648,781

Regulation S stock subscribed,
  net of offering costs of
  $98,278, common stock
  issued for $10.00 per share             --      --     100,000      905,722         --          --          --          905,722

Common stock issued to
  Storford, Ltd. in exchange for
  Vista Vision International stock
  for $10.00 per share                  50,000     250      --           --        499,750        --          --          500,000

Regulation s stock issued in
  exchange for Vista Vision SpA
  stock for $10.00 per share           126,590     633      --           --      1,265,263        --          --        1,265,896

Regulation D stock issued in
  exchange for Vista Vision SpA
  (Vista-Italy) stock for $10.00
  per share                            133,789     669      --           --      1,337,217        --          --        1,337,886

Regulation d private placement,
   net of offering costs of $109,756,
  issued for $10.00 per share           62,500     313      --           --        514,931        --          --          515,244

Regulation D stock subscribed,
  net of offering costs of $23,570,
  issued for $10.00 per share             --      --      25,000      226,430         --          --          --          226,430

Foreign currency adjustment               --      --        --           --           --        (1,962)       --           (1,962)

Net (loss) for period                     --      --        --           --           --          --        (7,943)        (7,943)
                                       -------  ------  --------   ----------   ----------     -------    --------     ----------

Balance, March 31, 1994                712,613   3,564   125,000    1,132,152    5,310,161      (1,962)    (11,930)     6,431,985

Regulation S private placement, net
  of offering costs of $94,278 issues
  for $10.00 per share                 100,000     500  (100,000)    (905,722)     905,222        --          --             --

Regulation D private placement, net
  offering costs of $23,570, issued
  for $10.00 per share                  25,000     125   (25,000)    (226,430)     226,305        --          --             --

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)

                          ============================

                                        COMMON STOCK      SUBSCRIBED STOCK      ADDITIONAL    FOREIGN
                                     -----------------   -------------------     PAID-IN      CURRENCY   ACCUMULATED
                                       NUMBER   AMOUNT    NUMBER     AMOUNT      CAPITAL     ADJUSTMENT   (DEFICIT)        TOTAL
                                     ---------  ------   -------   ---------    ----------   ----------  -----------   -----------
Common stock issued in
  exchange for Medical
  Development Resources, Inc.
  (MDRI) stock and warrants for
  $10.00 per share                     200,000   1,000      --         --        1,999,000        --           --        2,000,000

Regulation S private placement
  issued in exchange for the
  assets of Klara Clinic for
  $2.78 per share                        2,960      15      --         --            8,208        --           --            8,223

Regulation S private placement,
  net of offering costs of
  $210,723, issued for $10.00
  per share                            125,000     625      --         --        1,038,652        --           --        1,039,277

Regulation D private placement,
  net of offering costs of $143,420,
  issues for $10.00 per share           85,000     425      --         --          706,155        --           --          706,580

Common stock adjustment for
  Vista-Italy acquisition                2,381      11      --         --           23,807        --           --           23,818

Common stock issued to acquire
  MDRI stock from TNC Media,
  Inc. for $10.00 per share            155,756     779      --         --        1,556,775        --           --        1,557,554

Foreign currency adjustment               --      --        --         --           --         234,327         --          234,327

Net (loss) for the period                 --      --        --         --           --            --     (11,420,180)  (11,420,180)
                                     ---------  ------   -------   ---------    ----------     -------   -----------   -----------

Balance, March 31, 1995              1,408,710   7,044      --         --       11,774,285     232,365   (11,432,110)      581,584

Regulation S stock issued
  in exchange for Vista Vision
  SpA stock for $0.50 per
  share                                  8,000      40      --         --            3,960        --           --            4,000

Regulation S stock issued
  in exchange for Vista Vision
  SpA stock for $0.50 per share          8,396      42      --         --            4,156        --           --            4,198

Regulation D stock issued in
  exchange for 200,000 shares
  of 5% convertible preferred
  stock of Laser Vision Centers
  of Michigan, Inc., for
  $0.50 per share                      200,000   1,000      --         --           99,000        --           --          100,000

Common stock, issued for
  services for $5.00 per share          16,000      80      --         --           79,920        --           --           80,000

Common stock, issued for
  services, for $10.00 per share         5,000      25      --         --           49,975        --           --           50,000

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)

                          ============================

                                      COMMON STOCK    SUBSCRIBED STOCK   ADDITIONAL   FOREIGN
                                  ------------------  ----------------    PAID-IN     CURRENCY    ACCUMULATED
                                    NUMBER    AMOUNT  NUMBER    AMOUNT    CAPITAL    ADJUSTMENT    (DEFICIT)       TOTAL
                                  ---------  -------  ------    ------  -----------   --------   ------------   -----------
Regulation S stock, issued for
  services, for  $1.59 per share    925,000    4,625    --        --      1,465,375      --            --         1,470,000

Regulation S stock, issued for
  services, for $0.50 per share      75,000      375    --        --         37,125      --            --            37,500

Foreign currency adjustment           --        --      --        --          --        41,603         --            41,603
Net (loss) for period                 --        --      --        --          --         --        (2,728,462)   (2,728,462)
                                  ---------  -------  ------    ------  -----------   --------   ------------   -----------

Balance, December 31, 1995
  (Unaudited)                     2,646,106  $13,231    --        --    $13,513,796   $273,968   $(14,160,572)  $  (359,577)
                                  =========  =======  ======    ======  ===========   ========   ============   ===========




          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE PERIODS ENDED

                          ============================

                                                                                                    RESTATED            RESTATED
                                                        THREE MONTHS ENDED  NINE MONTHS ENDED  THREE MONTHS ENDED  NINE MONTHS ENDED
                                                         DECEMBER 31, 1995  DECEMBER 31, 1995   DECEMBER 31, 1994  DECEMBER 31, 1994
                                                        ------------------  -----------------  ------------------  -----------------
                                                            (UNAUDITED)        (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
CASH FLOWS (TO) OPERATING ACTIVITIES:
      Net (loss)                                            $  (885,873)      $(2,728,462)        $  (438,573)        $(1,038,493)
      Adjustments to reconcile net (loss) to net cash
        provided (used) by operating activities, net of
        effects from companies acquired:
          Depreciation and amortization                          66,648           167,367             188,498             517,781
          Unrealized (gain) loss on trading securities             --                --               (69,260)            (48,981)
          Legal settlement                                         --                --                  --              (189,418)
          Losses on sale of securities                             --             152,496                --                  --
          Foreign currency translation loss                      16,767            41,603            (590,168)             35,086
          Equity investee (gains) losses                           --                --              (239,561)           (303,727)
          Minority interest losses                              (24,271)          (32,422)            335,421            (137,876)
          Interest income received in common stock                 --                --                50,000              50,000
          Common stock issued for securities                  1,657,760         1,657,760                --                  --
          Changes in:
             Accounts receivable                                 (3,886)          148,567              37,672              (5,330)
             Prepaid expense                                     51,558            54,617              45,298              64,379
             Other current assets                               (23,803)         (102,661)             14,077                --
             Other assets                                        (2,698)           (6,899)             16,883              23,494
             Bank overdraft                                      51,590           (19,154)               --                  --
             Accounts payable                                  (951,108)           55,198            (153,495)           (166,312)
             Accrued expenses                                   (16,660)          104,919              13,011              29,815
                                                            -----------       -----------         -----------         -----------
                 Net Cash (Used) by
                     Operating Activities                       (63,976)         (507,071)           (790,197)         (1,169,582)
                                                            -----------       -----------         -----------         -----------

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
      Proceeds from sale of securities                              370           251,000             250,235             250,235
      Change in value of investment held to maturity             (1,996)           30,941                --                  --
      Purchase of property and equipment                          3,853          (109,681)            (54,014)           (208,573)
      Purchase of investment in MDRI                               --                --               (99,313)         (1,403,687)
      Purchase of ConVista                                         --                --                37,980             (66,189)
      Purchase of trading securities                               --                --               (47,871)           (215,375)
      Acquisition of Vista-Italy                                   --                --                  --              (110,075)
      Proceeds from sale of equipment                              --                --                  --                13,000
      Investment in equity investee                                --                --               882,974             463,299
      Distribution from equity investee                            --                --              (132,116)           (182,116)
      Advances to subsidiary                                       --                --              (322,705)           (322,705)
      Advances on notes receivable, related party                  --                --               236,490             236,490
      Receipts from note receivable                                --                --                  --               620,625
                                                            -----------       -----------         -----------         -----------
             Net Cash Provided (Used)
                 by Investing Activities                          2,227           172,260             751,660            (925,071)
                                                            -----------       -----------         -----------         -----------

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
      Issuance of notes payable                                 135,965           135,965              32,295              32,295
      Payments on notes payable                                    --                --              (104,914)            (58,645)
      Redemption of common stock                                   --            (277,777)               --                  --
      Payments on long-term debt                               (136,811)             --                33,888             (32,937)
      Proceeds from long-term debt                                 --                --                13,974              13,974
      Payments on note payable, stockholder                        --                --                  --              (600,000)
      Sale of common stock                                         --                --               167,142           3,186,320
      Payment of offering costs                                    --                --                  (348)           (749,816)
                                                            -----------       -----------         -----------         -----------
             Net Cash Provided (Used) by
               Financing Activities                                (846)         (141,812)            142,037           1,791,191
                                                            -----------       -----------         -----------         -----------

NET (DECREASE) IN CASH                                          (62,595)         (476,623)            103,500            (303,462)
CASH, beginning of period                                       235,680           649,708           1,443,680           1,850,642
                                                            -----------       -----------         -----------         -----------

CASH, end of period                                         $   173,085       $   173,085         $ 1,547,180         $ 1,547,180
                                                            ===========       ===========         ===========         ===========

- -------------------
   See Note 12

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 1 - BASIS OF PRESENTATION

The unaudited interim consolidated financial statements of Vista Technologies, Inc. and its subsidiaries (the Company) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company's March 31, 1995 Form 10-K filed with the SEC.

In the opinion of management, the interim consolidated financial statements reflect all adjustments necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

The following subsidiaries were consolidated with the Company:

                                                 SEPTEMBER 30,     MARCH 31,
                                                     1995            1995
                                                 -------------     ---------
      Vista-Italy                                    73.48%         69.87%
      Vista-UK                                       100%           100%
      ConVista                                       100%           100%
      Vista-Sweden                                   100%           100%

Effective September 12, 1995 the Company's board of directors amended the Company's Articles of Incorporation, which was approved by the stockholders on July 11, 1995, to reflect a decrease in the authorized number of shares of common stock from 75,000,000, par value $.001, to 15,000,000, par value $.005, and the completion of a one share for five shares reverse stock split of the Company's common stock. As a result, any fractional shares will be rounded up to the nearest full share. The financial statements have been restated retroactively for all periods presented.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 2 - RECONCILIATION

The Company's previously filed December 31, 1994 Form 10-Q included consolidated presentation for one of its subsidiaries, MDRI, (see Note 12). During the quarter ended March 31, 1995, the Company determined that the appropriate presentation for its investment in MDRI was the cost method. Therefore, the December 31, 1994 presentation has been restated as follows:

                                                                                      NINE MONTHS
                                              NINE MONTHS                             DECEMBER 31,
                                                 ENDED                                   ENDED
                                              DECEMBER 31,            NET                 1994
                                                 1994               CHANGES           AS RESTATED
                                              -----------         -----------         -----------
Revenues                                      $ 3,968,235         $(3,102,185)        $   866,050
Costs and expenses                              6,453,423          (4,230,436)          2,222,987
Other expenses                                    455,737            (332,577)            123,160
                                              -----------         -----------         -----------
(Loss) from operations                         (2,940,925)          1,460,828          (1,480,097)
Equity investee income                            284,613              19,114             303,727
                                              -----------         -----------         -----------
(Loss) before minority interest losses         (2,656,312)          1,479,942          (1,176,370)
Minority interest losses                          627,880            (490,004)            137,876
                                              -----------         -----------         -----------
Net loss before extraordinary item             (2,028,432)            989,938          (1,038,494)
Extraordinary item                                 40,575             (40,575)               --
                                              -----------         -----------         -----------

Net (Loss)                                    $(1,987,857)        $   949,363         $(1,038,494)
                                              ===========         ===========         ===========

NOTE 3 - FOREIGN CURRENCY EXCHANGE

The balance sheet and income statement data for the foreign subsidiaries have been translated from their respective foreign currencies to U.S. dollars using the following exchange rates:

                                                          DECEMBER 31,   DECEMBER 31,
                                                             1995            1995
              SUBSIDIARY               CURRENCY            SPOT RATE     AVERAGE RATE
              ----------            ---------------       ------------   ------------
              Vista-UK              Pounds Sterling          1.549           1.578
              Vista-Italy           Lira                      .001            .001
              ConVista              Gilders                   .621             .63
              Vista-Sweden          Krona                     .141             .15

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 4 - INVESTMENT SECURITIES

TRADING SECURITIES

Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and valued at fair market value. Unrealized holding gains and losses are included in operations. Fair value is determined from quoted market prices. During May and June 1995, the Company sold its trading securities and received net proceeds of $251,000, resulting in gross realized losses of approximately $153,000. As of December 31, 1995, the Company no longer owned trading securities.

NOTE 5 - 1995 REGULATION S PRIVATE PLACEMENT FOR 12% CONVERTIBLE PROMISSORY
         NOTES

On June 15, 1995, the Company offered 12% convertible promissory notes (the Notes) in an aggregate principal amount of $277,777 to a limited number of foreign investors under a Regulation S private placement offering of securities.

The Notes mature June 15, 1998 and bear interest at 12% per annum payable semi-annually beginning December 31, 1995 until paid in full. The Company has the option to redeem the Notes in whole or in part for prepayment after June 15, 1996. As of November 10, 1995 the Company received proceeds of $277,777 from the offering which were used to redeem 25,640 shares of the Company's redeemable common stock and 25,640 Class A Warrants as discussed at Note 6.

The Notes are convertible, at the option of the holder, at any time through the second business day prior to the maturity date of June 15, 1998, or the optional redemption date of June 15, 1996, to convert the principal amount and accrued interest on the Notes into shares of the Company's common stock at a conversion price of $5.00 per share of the Company's common stock. The Company has the option to elect to pay the accrued interest on the Notes in cash in lieu of converting the accrued interest into shares of the Company's common stock.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 5 - 1995 REGULATION S PRIVATE PLACEMENT FOR 12% CONVERTIBLE PROMISSORY NOTES (CONTINUED)

The Notes are collateralized by 51% of the issued and outstanding shares of Vista-Sweden common stock. The shares of Vista-Sweden common stock representing the collateral will be held in escrow for the benefit of the noteholders.

In connection with these Notes, Vista-Sweden has 1) an obligation to repay each noteholder, for the benefit of the Company, an amount equal to the original proceeds of the Note plus accrued interest at 12% under the same terms as the Notes and 2) a royalty agreement with each noteholder commencing on June 1, 1995 and expiring on May 31, 1998. Under the royalty agreements, Vista-Sweden will pay royalties equal to $92 for each "incremental PRK procedure" performed by Vista-Sweden PRK surgical centers during the three years ended May 31, 1996, 1997 and 1998. Incremental PRK procedures will be determined for each of the three years ended May 31, 1996, 1997 and 1998 as follows:

     A) The number of PRK and other laser surgical procedures (PRK procedures) in excess of the first 800 PRK procedures performed during the year ended May 31, 1996;

     B) the number of PRK procedures performed during the year ended May 31, 1997 that exceed the number performed during the year ended May 31, 1996; and

     C) the numnber of PRK procedures performed during the year ended May 31, 1998 that exceed the number performed during the year ended May 31, 1997.

Each noteholder will receive royalties equal to the percentage which the original principal amount of his note bears to the aggregate original principal amount of all the Notes. Royalties will be calculated and paid within 45 days after the end of each of the three years ending May 31, 1996, 1997 and 1998.

Principal and interest on the Notes and any royalties under the royalty agreements will be paid first from cash flows generated from the operations of Vista-Sweden.

NOTE 6 - REDEEMABLE COMMON STOCK

On June 30, 1995 the Company paid $277,777 (SEK2,000,000) to redeem and subsequently cancel 25,640 shares of the Company's redeemable common stock and 25,640 Class A Warrants from an unrelated third party which were originally issued to acquire the assets of the PRK surgical center in Sweden (see Note 5).

On November 27, 1995, the Company issued 4,000 shares of its common stock to DC, its former president and chief executive officer. The shares are redeemable in accordance with an employment termination agreement with DC as described in Note 11.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 7 - COMMON STOCK WARRANTS

On June 11, 1994 the Company issued 7,000 Class A Warrants to a chief executive officer and president of the Company, DC. Under a contractual obligation, the Company paid a cash payment of $35,000 on June 1, 1995 and cancelled the 7,000 Class A Warrants.

NOTE 8 - RELATED PARTY TRANSACTIONS

Effective June 1, 1995 the new chief executive officer and president, DC, resigned his position as an officer and director of the Company (see Note 10). In addition, the chief executive officer of European operations, LP, resigned his position as an officer of the Company effective June 1, 1995 and as a director of the Company effective July 4, 1995 (see Note 11).

On June 9, 1995 the Board appointed an acting chief executive officer and president of the Company (an affiliate (JL) of stockholders of the Company) and an acting chief financial officer of the Company (TM).

During December 1995, the Company issued 925,000 shares of its common stock valued at $1,470,000 ($1.59 per share) for advances from foreign investors and corporate officers to sustain the Company's operations from June 1995 through December 1995. Also during December 1995, the Company issued additional 75,000 shares of its common stock valued at $37,500 ($.50 per share) to compensate its three corporate directors for their services for the fiscal year ending March 31, 1996.

NOTE 9 - CLOSURE OF VISTA-UK

Effective June 1, 1995, the company abandoned its Vista-UK operations for the following reasons: 1) the Company no longer had the ability to continue funding the PLEC clinic; 2) the market for PRK procedures in the United Kingdom had become prohibitively competitive; and 3) the Company would have had to incur set-up costs to relocate the PLEC clinic and laser from facilities previously provided by Optika rent free. The Company estimates that Vista-UK will in incur losses totaling approximately $200,000 (approximately (pound)123,000) for the period from March 31, 1995 until Vista-UK is dissolved.

NOTE 10 - ACQUISITION OF VISTA ITALY COMMON STOCK

During May 1995 and October 1995, the Company issued 8,000 and 8,396 shares of its common stock valued at $4,000 and $4,198 respectively (each $0.50 per share) to acquire a total of 80,000 additional shares of Vista Italy common stock. Both transactions were executed pursuant to Regulation S exchange agreements. At October 1995, the Company has a 73.48% ownership interest in Vista Italy.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 11 - COMMITMENTS AND CONTINGENCIES

COMMON STOCK EXCHANGE AGREEMENT

In order to induce a stockholder to advance $100,000 under a deed of debenture to MICRA, a wholly owned subsidiary of MDRI, the Company entered into an exchange agreement on June 28, 1995 with the stockholder. The exchange agreement provides the stockholder with the option of exchanging the unpaid principal and interest of the debenture for fully paid and nonassessable shares of the Company's common stock issued under Regulation S at a conversion price of $1.25 per share at any time prior to repayment of the debenture.

EMPLOYMENT TERMINATION AGREEMENT - PRESIDENT AND CHIEF EXECUTIVE OFFICER - LP

On July 5, 1995 the Company entered into a termination agreement with LP which
1) acknowledges LP's resignation as an executive officer and member of the Company's board of directors (see Note 8); 2) acknowledges LP's continuation as managing director and chief executive officer of the Company's European operations; and 3) provides for a settlement of all obligations between the Company and LP under previous employment agreements (note 8). Pursuant to this agreement, the Company issued 16,000 shares ($5.00 per share) of its common stock in payment of approximately $80,000 of unreimbursed expenses owed to LP at the time of his resignation. In addition, the agreement stipulates that stock options previously granted to LP were to expire according to their terms.

LITIGATION

On July 4, 1995 CS, the former managing directors of Vista-UK, asserted claims against Vista-UK and the Company for unpaid compensation totaling (pound)84,432 (approximately $136,900) under the terms of his employment agreement and the guaranty agreement.

CONSULTING AGREEMENT

Effective May 8, 1995 the Company entered into a consulting agreement expiring on or about July 7, 1995 with an unrelated third party to provide accounting services for total compensation of $16,000.

EMPLOYMENT TERMINATION AGREEMENT - PRESIDENT AND CHIEF EXECUTIVE OFFICER - DC

On June 7, 1995, the Company entered into a termination agreement with DC, which acknowledges DC's resignation as president and chief executive officer and a member of the Company's board of directors effective June 1, 1995 and provides for a settlement of all obligations between the Company and DC under a previous employment agreement (note 8).

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Pursuant to this agreement, on November 20, 1995, the Company issued 4,000 shares of its common stock valued at $20,260 ($5.07 per share) and paid $8,740 in cash to satisfy unreimbursed expenses owed to DC. The agreement provides that the Company will repurchase the 4,000 shares, at DC's option, for a price equal to the $20,260 plus simple interest accrued from June 1, 1995 after the "option event" has occurred (Put Option). The "option event" is defined as the date the Company has completed a private or public financing for cash of at least $1,000,000 in gross proceeds or January 31, 1996 if a private or public offering is not completed. The Put Option will expire if not exercised within six months after notification that the option event has occurred. On November 20, 1995 the Company also issued 5,000 shares ($10.00 per share) of its common stock in settlement of the $50,000 one-time hiring bonus provided by the employment agreement. In addition, the agreement stipulated that stock options previously granted to DC were to expire according to their terms.

NOTE 12 - SUPPLEMENTAL INFORMATION TO CONSOLIDATED STATEMENTS OF CASH FLOWS FOR DISCLOSURES AND NONCASH INVESTING AND FINANCING ACTIVITIES

                                                    DECEMBER 31,      DECEMBER 31,
                                                        1995              1994
                                                    ------------      ------------
                                                     (UNAUDITED)       (UNAUDITED)
Stock issued to acquire VLC-Michigan stock in
     a stock exchange transaction                    $  100,000        $     --
                                                     ==========        ==========
Stock issued for services                            $1,637,500        $     --
                                                     ==========        ==========
Stock issued to acquire Vista-Italy stock
     in a stock exchange transaction                 $    8,198        $     --
                                                     ==========        ==========
Common stock subscribed for
     cash received after period end                  $     --          $1,030,056
                                                     ==========        ==========
Cash paid during period for interest                 $   80,511        $   10,238
                                                     ==========        ==========
Cash paid during period for income taxes             $     --          $     --
                                                     ==========        ==========

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 13 - RESCISSION OF MDRI ACQUISITION

On July 7, 1995, the Company notified Medical Development Resources, Inc., the MDRI principal stockholders and the MDRI 8% promissory noteholders that it rescinded all transactions contemplated by the MDRI Stock Agreement and the MDRI Agreement among the Company, MDRI, and the MDRI principal stockholders. The Company's reasons for rescinding the MDRI stock Agreement and the MDRI Agreement include alleged fraud, intentional misconduct, breach of fiduciary duties, misrepresentation of material facts and failure of MDRI and its principal stockholders to satisfy conditions to the obligations of the Company under the MDRI Agreement. As a result, the Company cancelled 1) the 200,000 shares of its common stock and the 100,000 Class A Warrants issued to the foreign investors;
2) the promissory notes totaling $1,400,000 issued to the MDRI stockholders; 3) the 67,800 shares of its common stock issued to terminate employment and consulting agreements; 4) the obligation to issue 67,617 shares of its common stock upon completion of the exchange stage of the MDRI agreement; 5) the obligation to issue 60,000 shares of its common stock to secure certain MDRI indebtedness; and 6) the Company's 8% convertible promissory notes and Class A Warrants issued under the Exchange Offer.

As a result of the rescission, the Company owns 2,794,340 shares of MDRI common stock, or a 40.1% ownership interest, which was acquired for consideration valued at $5,407,554, which was comprised of $1,850,000 in cash and $3,557,554 ($10.00 per share) in the Company's common stock.

Because the Company never had the ability to influence the financial and operating activities of MDRI, the Company's 40.1% investment in MDRI was recorded using the cost method of accounting. In addition, the Company made advances totaling $235,333 to fund the operations of MDRI and its subsidiaries during 1995.

As of March 31, 1995, the Company's investment in MDRI of $5,407,554 and advances made to MDRI and its subsidiaries of $235,333 have been written off to reflect a permanent impairment due to the deterioration of MDRI's financial condition. As a result the Company recorded an extraordinary loss of $5,642,887 for the misappropriation of advances made to MDRI and the investment in MDRI for the year ended March 31, 1995.

NOTE 14 - INVESTMENT IN VISTA LASER CENTERS OF MICHIGAN, INC.

In November 1995, the Company issued 200,000 shares of its common stock in exchange for 200,000 shares of 5% Series B convertible preferred stock in Vista Laser Centers of Michigan, Inc. ("VLC-MI"). VLC-MI is a development stage enterprise organized on June 30, 1995 with initial cash capitalizations through December 31, 1995 of $129,500 contributed by third parties to establish, own and manage laser vision correction centers in Southern Ontario and Michigan. To date, the activities of VLC-MI have consisted primarily of market research, seeking affiliations and negotiating agreements with experienced vision care professionals in the United States and Canada, and negotiating to acquire equipment for establishing a laser vision correction center in Windsor, Ontario after an initial public offering of its securities has been completed.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 14 - INVESTMENT IN VISTA LASER CENTERS OF MICHIGAN, INC. (CONTINUED)

VLC-MI plans an initial public offering of its 10% Series A convertible preferred stock in 1996 and will not be able to commence active business operations until and unless funding from a planned initial public offering has been obtained. The Company's equity interest in VLC-MI represents approximately 61% of VLC-MI's currently outstanding voting stock and is convertible into 200,000 shares of VLC-MI common stock, or approximately 31% of VLC-MI's existing equity on a fully diluted basis. The Company has granted an irrevocable proxy to vote 180,000 of the Company's Series B preferred shares of VLC-MI to the Chief Executive Officer of VLC-MI for the term of his employment by VLC-MI, up to a maximum of 5 years following an initial public offering by VLC-MI, and the Company's President, has been elected to the VLC-MI board of directors. A registration statement for a planned underwritten public offering by VLC-MI will be filed with the Securities and Exchange Commission in January 1996. If the planned public offering is successful, the company's interest in VLC-MI after a public offering of approximately $3 million would be reduced to 21.5% of the voting capital stock and approximately 16% of the common equity in VLC-MI on a fully diluted basis. The Company has entered into a Consulting Services Agreement to provide certain consulting services to VLC-MI relating to laser vision developments in Europe, location of additional sites for VLC Centers, financing, accounting and legal advice. In exchange for such services, the Company will receive 5% of the VLC-MI's revenues attributable to charges to health care professionals for the use of VLC-MI's equipment and support services, less a credit to VLC-MI of $5,000 per month. The Consulting Services Agreement is for a term of ten years from the date of an initial public offering by VLC-MI, and is automatically renewed thereafter for periods of five years unless either party provides six months' prior notice of an intent not to extend the term. Rights to the service mark "Vista Laser centers" are owned by the Company and have been licensed to VLC-MI in perpetuity for no additional consideration on a non-exclusive basis.

Should the planned public offering and initial business activities of VLC-MI prove successful, the Company expects to expand its involvement in laser vision correction services in the United States by participating with other investors in organizing additional companies under the Vista Laser Centers name at other regional locations in North America. The Company has filed trademark applications in the United States and Canada to register the service mark "Vista Laser Centers" (TM) and has organized a subsidiary for the purpose of holding the Company's investments in VLC-MI and any other entities formed to develop laser vision centers in North America.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 15 RESERVATION OF COMMON STOCK

In December 1995, the Company decided to reserve shares of its common stock for sale in future private placements as follows:

     A)  1,000,000 shares reserved to finance the Company's operations in 1996.

     B) 2,000,000 shares reserved to acquire equity interests in additional Laser Vision Correction Centers sponsored by the Company.

NOTE 16 - SUBSEQUENT EVENTS

AGREEMENTS IN NEGOTIATION WITH PHARMA PATCH PLC; PROSPECTIVE FINANCING TRANSACTIONS AND CHANGE IN CONTROL

During February 1996, the Company and certain of its stockholders entered into negotiations with Pharma Patch Plc ("Pharma Patch"), a publicly-traded company with its principal office in Dublin, Ireland. Pharma Patch sold its operating assets and proprietary transdermal patch and penetration enchancer business in late 1995 in exchange for approximately 784,214 shares of common stock in Technical & Chemical Products, Inc. On February 15, 1996, Pharma Patch publicly announced that its board of directors had approved the acquisition of a controlling interest in Vista subject to negotiations and execution of definitive agreements.

Arrangements currently in negotiation between the Company and Pharma Patch contemplate that the Company will receive additional equity financing from Pharma in a series of transactions. As a result of those proposals and Pharma Patch's intention to acquire other shares from certain Vista stockholders in privately-negotiated transactions, it is expected Pharma Patch would acquire a controlling equity interest in the Company if definitive agreements are negotiated and finalized.

Murray D. Watson, a director of Vista since January 31, 1994, has served since July 1993 as Chairman of the Board, Chief Executive Officer and director of Pharma Patch. As discussed below, Mr. Watson has been elected Vista's Vice Chairman of the Board and Kenneth G. Howling, Chief Financial Officer of Pharma Patch, has been elected Vista's Treasurer and Chief Financial Officer subject to the condition in each case that definitive agreements for the financing transactions in negotiation between Vista and Pharma Patch are executed.

                    VISTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

                          ============================

NOTE 16 - SUBSEQUENT EVENTS (CONTINUED)

EMPLOYMENT AGREEMENT WITH TS

The Company has entered into employment agreement dated as of January 31, 1996 with its recently elected President and Chief Executive Officer (TS). The employment agreement with TS is for a term of 36 months from January 15, 1996 and is renewable thereafter on a year-to-year basis unless either party provides at least 60 days prior notice of termination before the expiration of its original term or any renewal term. The agreement provides for an annual base salary of $150,000, participation in group benefit programs, payment of his existing insurance premiums for long-term disability and life insurance for the initial 12 months of the agreement, and an amount not exceeding 7 1/2% of his base salary for personal benefit expenses relating to TS and his family members as he shall determine. TS is eligible to receive an annual performance bonus of up to 100% of his annual base salary based upon achievement of Company goals to be determined by the Board of Directors. In addition he is entitled to a cash bonus of $75,000 upon the filing of the two registration statements for public offerings by Vista (one of which may be an initial public offering proposed by Vista Laser Centers of the Southwest, Inc., currently in preparation). TS's employment agreement further provides he is entitled to severance benefits if his employment is involuntarily terminated, other than for cause (as defined in the agreement), death or disability, equal to (i) a lump-sum payment equal to his annual base salary, (ii) continuation of insurance benefits for life, health, dental and long-term disability for a period of 12 months after employment termination, and (iii) continued vesting of his outstanding stock options for a period of 12 months after employment termination. TS is required to devote his full business time to the affairs of the Company except for such investment, business, professional and continuing education activities that do not interfere with the performance of his duties as the Company's President and Chief Executive Officer. The employment agreement contains confidentiality and non-competition provisions in favor of the Company.

GRANT OF STOCK OPTIONS

On February 6, 1996, the Company amended its 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares covered by the 1994 Plan from 150,000 shares to a total of 1,900,000 shares of common stock. The amendment of the 1994 Plan is subject to approval by stockholders of the Company within one year from the date of Board authorization for the amendment.

On February 15, 1996, the Company granted stock options under the 1994 Plan covering an aggregate of 1,650,000 shares of its common stock to 11 persons. All of these options are exercisable at a price of $2.50 per share, which in the opinion of the Board was not less than the fair market value of the Company's common stock on that date. A portion of these options covering 633,000 shares will vest and may be exercised only after the 30th trading day (whether or not consecutive) following the date of grant on which the closing price for the Company's common stock price equals or exceeds $10.00 per share. The remaining options will vest and may be exercised in 12 equal quarter-annual installments commencing on May 15, 1996 subject to the optionee's continued employment by, or active service as a director or consultant for, the Company at the time each installment vests. Each option is for a term of five years subject to possible earlier termination in accordance with provisions of the 1994 Plan.